Exhibit 10.5
SEVERANCE AGREEMENT
THIS SEVERANCE AGREEMENT (the “Agreement”) is made as of December 1, 2006 by and between TTM Printed Circuit Group, Inc., formerly known as TTM (Ozarks) Acquisition, Inc. (“TTM”), and , an employee of TTM or one of its affiliates (the “Employee”).
     WHEREAS, on October 27, 2006 TTM acquired substantially all of the assets of the Tyco Printed Circuit Group business unit (“TPCG”) of Tyco International Ltd. (the “Acquisition”).
     WHEREAS, TTM recognizes that the Acquisition may give rise to uncertainty among certain members of the TCPG senior management team, and TTM considers it in its best interests to reduce the risk of the Employee’s departure and the inevitable distraction of the Employee’s attention from his or her duties to TTM, which are normally attendant to such uncertainties.
     WHEREAS, the Employee confirms that the terms of this Agreement reduce the risks of his or her departure and distraction of his or her attention from his or her duties to TTM and, accordingly, desires to enter into this Agreement.
     NOW, THEREFORE, for good and valuable consideration, the Employee and TTM hereby agree as follows:
1. Definitions.
          (a) Cause. For purposes of this Agreement, the term “Cause” shall mean incompetent performance or substantial or continuing inattention to or neglect of the duties and responsibilities assigned to the Employee as determined by the Employee’s current supervisor, with the concurrence of the Human Resources department; fraud, misappropriation or embezzlement involving TTM or any of its affiliates; a material breach of TTM’s policies, this Agreement or any other agreement between the Employee and TTM (or any of its affiliates); or commission of any felony.
          (b) Closing: Closing Date. For purposes of this agreement, “Closing” shall have the meaning described in that certain Stock and Asset Purchase Agreement by and among Tyco Printed Circuit Group, L.P., Tyco Electronics Corporation, Raychem International, Tyco Kappa Limited, Tyco Electronics Logistics AG and TTM (Ozarks) Acquisition, Inc dated as of August 2, 2006 (the “Purchase Agreement”). The date on which the Closing occurs is October 27, 2006 (the “Closing Date”).
     2. Term. The term of this Agreement shall commence on the Closing Date and end on the 18-month anniversary of the Closing Date (April 27, 2008).
     3. Severance; Eligibility
          (a) Compensation and Benefits Required by Law or Applicable Benefit Plan. Notwithstanding anything to the contrary herein, the Employee or his or her estate shall be entitled to any and all compensation, benefits, awards and other payments required by any written employee benefit plan in effect and in which the Employee participates as of the time of the termination of his or her employment or applicable law, after taking into account the agreements set forth herein.
          (b) Severance. If the Employee’s employment with TTM is terminated by TTM or any of its affiliates other than for Cause (subject to paragraph 3(c) hereof) prior to the 18-month anniversary of the Closing Date, then, as soon as practical following the date of such termination, TTM (or one of its affiliates) will pay the Employee a lump sum cash payment in an amount equal to 12 months of the Employee’s then current base salary (minus any applicable withholding taxes (the “Severance Payment”)).
          (c) Eligibility for Severance Payment. Notwithstanding anything to the contrary herein, in the event that the Employee’s employment with TTM is terminated as a result of any of the following: (i) the Employee’s resignation; (ii) termination by TTM or any of its affiliates for Cause; or (iii) the Employee’s death or long-term disability; the Employee shall forfeit any and all rights to receive a Severance Payment under this Agreement.
          (d) No Severance Payment Without Release. The Employee shall not be entitled to any of the compensation or payments provided herein in respect of the termination of his or her employment, unless and until he or she has provided to TTM a full release of claims, in a form reasonably acceptable to TTM, which release shall be dated not earlier than the date of the termination of his or her employment and shall release TTM and its affiliates of any and all claims that the Employee may have in respect of his or her employment with TTM or its affiliates and/or the termination of such employment.
     4. At Will Employment. The Employee’s employment shall continue to be at-will, as defined under applicable law. If the Employee’s employment terminates for any reason or no reason, the Employee shall not be entitled to any compensation, benefits, damages, awards or other payments in respect of such termination, except as provided in this Agreement.
     5. Non-Benefit Bearing Payments. Any amount to be paid under this Agreement shall not be treated as compensation for purposes of computing or determining any additional benefit payable under any bonus plan, savings plan, insurance plan, pension plan, or other employee benefit plan maintained by TTM or any of its affiliates.
     6. Governing Law. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with, the laws of the State of Delaware without regard to any principles governing conflicts of laws or canons of construction interpreting written agreements against the drafter.
     7. Waiver of Right To Jury Trial. TTM AND EMPLOYEE HEREBY AGREE TO WAIVE ALL RIGHTS TO A JURY TRIAL IN CONNECTION WITH ANY DISPUTE ARISING OUT OF OR RELATING TO THE TERMS OF THIS AGREEMENT.
     8. Severability. If any clause, phrase or provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable under any applicable law, this shall not affect or render invalid or unenforceable the remainder of this Agreement, and this Agreement shall be deemed to be amended to the extent necessary, but only to the extent necessary, to permit the enforcement of the terms of this Agreement, as so amended.
     9. Waiver. The waiver by TTM of a breach by the Employee of any provision of this Agreement shall not be construed as a waiver of any subsequent breach.
     10. Entire Agreement. This Agreement sets forth the entire understanding of TTM and the Employee, and supersedes all prior agreements and communications, whether oral or written, specifically pertaining to the subject matter hereof. This Agreement shall not be modified except by written agreement of the Employee and TTM.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first set forth above.

TTM PRINTED CIRCUIT GROUP, INC.

By:

EMPLOYEE:

Name:

Date:

3

SCHEDULE TO
FORM OF SEVERANCE AGREEMENT

The form of Severance Agreement was executed by the following persons on the dates indicated:

Name	Title	Date of Execution
Phillip Titterton	Vice President, Operations	December 1, 2006

Bo Price	Accounting Manager	December 1, 2006

John Vesce	Vice President, Product Development	December 1, 2006

Curtis Robinson	Vice President, Administration	December 1, 2006

Dale Knecht	Vice President, Information Technology	December 1, 2006

William Pillard	Director, Operations	December 1, 2006

Lee Wilmot	Director, Environmental, Health and Safety	December 1, 2006